Exhibit 99.1

FOR IMMEDIATE RELEASE

Optelecom-NKF, Inc., Reports Fourth Quarter and Full Year 2009 Results and Restructures Subordinated Debt

GERMANTOWN, Md., March 9, 2010 /PRNewswire-FirstCall/ — Optelecom-NKF, Inc. (NASDAQ: OPTC), a leading global provider of Siqura® surveillance solutions, today reported results for the fourth quarter and full year of 2009.

Revenue for the fourth quarter totaled $9.3 million, a decrease of 21% compared to revenue of $11.8 million for the same period a year ago. Revenue increased 12% on a sequential basis from the $8.3 million reported for the prior quarter ending September 30, 2009. For the full year of 2009, revenue totaled $36.2 million compared to revenue of $45.2 million for 2008.

The net loss for the fourth quarter of 2009 was $234 thousand, or ($0.06) per diluted share, compared to a net loss of $3.0 million, or ($0.81) per share for the same period in 2008. The fourth quarter of 2008 included non-cash charges of $3.5 million, primarily for the write-down of deferred tax assets. For all of 2009, Optelecom-NKF reported a net loss of $2.4 million, or ($0.66) per diluted share, compared to a net loss of $1.8 million, or ($0.48), in 2008.

Optelecom-NKF also announced the restructuring of subordinated debt held by Draka Holding, N.V. Under terms of the agreement, Optelecom-NKF will make quarterly interest payments at an annual interest rate of 10% and provide Draka with additional collateral and a pledge of assets. In exchange, Optelecom-NKF received a one year extension of the term to March 8, 2011. Prior to the execution of the restructuring agreement with Draka, Optelecom-NKF paid off and terminated the senior term loan and line of credit facilities with M&T Bank.

“While we showed improvement quarter-to-quarter and restructured our debt, it’s clear we must continue to take steps to support long term growth and contain costs,” said Dave Patterson, Optelecom-NKF’s president and CEO. “Our ongoing focus is on improving global sales performance. We’ll continue to strengthen our Siqura brand, streamline how we work, and work to improve our insight into the evolving needs of our customers.”

“During the business downturn, we implemented a reduction-in-force and cut overhead to a level more in line with our revenues. We also made changes in our sales leadership and structure. We now have fewer levels from the bottom to top, improving the flow of information and increasing the speed of decision making. While the business environment seems to be improving, we have yet to see capital spending commitments by customers rebound to pre-crisis levels. Appropriately, we’ve laid out a conservative plan for 2010, anticipating that we can quickly adapt should conditions exceed our expectation.”

Fourth Quarter Conference Call

The Company will host a conference call to discuss its results on Wednesday, March 10, 2010 at 10:00 AM Eastern time.  To participate live over the Internet go to:

www.videonewswire.com/event.asp?id=66480

Participant Dial In (U.S. Toll Free):  1-800-860-2442
Participant International Dial In:  +1-412-858-4600
Parties should ask for: Optelecom-NKF Conference Call

Playback Dial In (U.S. Toll Free): 1-877-344-7529
Playback International Dial In: +1-412-317-0088.
Playback code: 438229

If you are unable to participate during the live webcast, the event will be archived at

http://www.videonewswire.com/event.asp?id=66480

About Optelecom-NKF

Optelecom-NKF, Inc. (NASDAQ: OPTC - News), manufacturer of Siqura® advanced video surveillance solutions, provides a full range of network products based on an open technology platform that simplifies integration and installation. Our Siqura® solutions offer a perfect blend of ease of use and processing power, enabling end users to optimize the effectiveness of their surveillance systems while reducing the total cost of ownership. All products and solutions are developed and tested for professional and mission-critical applications, such as at highway departments, airports, seaports, casinos, public transport authorities, hospitals, city centers, shopping centers, military bases, and corporate and government campuses. Founded in 1972, Optelecom-NKF is committed to providing its customers with expert technical advice and support.

Investor inquiries should be directed to Mr. Rick Alpert at +1 301-948-7872.

Press inquiries for Europe, Middle East, Africa, and Asia should be directed to Kate Huber

khuber@optelecom-nkf.com  tel. +31 182 592 215

Press inquiries for North and Latin America should be directed to Betsy Lanning,

blanning@optelecom-nkf.com tel. +1 301-444-2276

For more information please visit our website: www.optelecom-nkf.com

OPTELECOM-NKF, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31,

(Dollars in Thousands, Except Share Amounts)

	2009	2008
Revenue	$9,273	$11,751
Cost of goods sold	3,922	4,862
Gross profit	5,351	6,889
Operating expenses:
Sales and marketing	2,531	2,596
Engineering	1,108	1,516
General and administrative	1,640	1,445
Amortization of intangibles	178	159
Total operating expenses	5,457	5,716
Income (Loss) from operations	(106)	1,173
Other expense, net	249	511
Income (Loss) before income taxes	(355)	662
Provision (Benefit) for income taxes	(121)	3,620
Net (Loss) Income	$(234)	$(2,958)
Basic (Loss) Income per share	$(0.06)	$(0.81)
Diluted (Loss) Income per share	$(0.06)	$(0.81)
Weighted average common shares outstanding -basic	3,653,379	3,644,754
Weighted average common shares outstanding -diluted	3,653,379	3,644,754

Net (Loss) Income	$(234)	$(2,958)
Foreign currency translation	(287)	(1,144)
Comprehensive (Loss) Income	$(521)	$(4,102)

OPTELECOM-NKF, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

FOR THE TWELVE MONTHS ENDED DECEMBER 31,

(Dollars in Thousands, Except Share Amounts)

	2009	2008
Revenue	$36,177	$45,165
Cost of goods sold	15,469	17,938
Gross profit	20,708	27,227
Operating expenses:
Sales and marketing	10,745	11,099
Engineering	4,740	6,013
General and administrative	6,305	6,923
Amortization of intangibles	672	739
Total operating expenses	22,462	24,774
Income (Loss) from operations	(1,754)	2,453
Other expense, net	841	996
Income (Loss) before income taxes	(2,595)	1,457
Provision (Benefit) for income taxes	(199)	3,213
Net (Loss) Income	$(2,396)	$(1,756)
Basic (Loss) Income per share	$(0.66)	$(0.48)
Diluted (Loss) Income per share	$(0.66)	$(0.48)
Weighted average common shares outstanding -basic	3,647,543	3,638,783
Weighted average common shares outstanding -diluted	3,647,543	3,638,783

Net (Loss) Income	$(2,396)	$(1,756)
Foreign currency translation	235	(872)
Comprehensive (Loss) income	$(2,161)	$(2,628)

OPTELECOM-NKF, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2009 AND DECEMBER 31, 2008

(Dollars in Thousands, Except Share Amounts)

	December 31,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash & cash equivalents	$4,244	$5,671
Accounts receivable and contracts receivable, net of allowance for doubtful accounts of $386 and $245	8,209	10,290
Inventories, net	4,343	5,782
Deferred tax asset - current	240	205
Prepaid expenses and other current assets	893	1,152
Total Current Assets	17,929	23,100
Property & equipment, less accumulated depreciation of $5,681 and $7,820	1,593	2,063
Deferred tax asset - non-current	—	—
Intangible assets, net of accumulated amortization of $3,609 and $2,870	6,609	7,180
Goodwill	14,848	14,603
Other assets	209	202
TOTAL ASSETS	41,188	47,148
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	2,012	3,634
Accrued payroll	1,225	1,841
Commissions payable	55	198
Bank line of credit	—	—
Current portion of notes payable and interest payable	14,725	3,468
Accrued warranty reserve	422	410
Taxes payable	—	931
Other current liabilities	1,233	1,688
Total Current Liabilities	19,672	12,170
Notes payable	—	10,367
Deferred tax liabilities	1,513	1,427
Interest payable	—	1,744
Other liabilities	188	249
Total Liabilities	21,373	25,957
STOCKHOLDERS' EQUITY
Common Stock, $.03 par value-shares authorized, 15,000,000; issued and outstanding, 3,653,644 and 3,645,084 shares as of December 31, 2009, and December 31, 2008, respectively	110	109
Additional paid-in capital	17,036	16,252
Accumulated other comprehensive income	2,769	2,534
Treasury stock, 162,672 shares at cost	(1,265)	(1,265)
Retained earnings	1,165	3,561
Total stockholders' equity	19,815	21,191
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$41,188	$47,148

Non-GAAP Earnings Addendum

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, foreign exchange gains and losses, depreciation and amortization. Adjusted EBITDA is not a measure of cash flow or liquidity as determined by U.S. generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by investors, industry analysts and others as a useful supplemental measure. Optelecom-NKF calculates and uses Adjusted EBITDA as an indicator of its ability to generate cash from reported operating results.

Adjusted EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under GAAP. The items excluded from Adjusted EBITDA but included in the calculation of Optelecom-NKF’s reported net income are significant components of the accompanying unaudited consolidated statements of operations, and must be considered in performing a comprehensive assessment of overall financial performance. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
(Unaudited)	December 31,		December 31,
(Dollars in Thousands)	2009	2008	2009	2008
Net (Loss) income	$(234)	$(2,958)	$(2,396)	$(1,756)
Add:
Interest expense, net	316	165	805	734
Provision (Benefit) for income taxes	(121)	3,620	(199)	3,213
Foreign currency loss (gain)	(67)	346	36	262
Depreciation	249	250	962	1,051
Amortization	178	159	672	739
Adjusted EBITDA	$321	$1,582	$(120)	$4,243